Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM REPORTS FISCAL FIRST QUARTER RESULTS AND REVISED 2014 OUTLOOK; ANNOUNCES RESTRUCTURING PROGRAM

•	First quarter revenue of $393 million declined 8 percent versus prior year
•	Adjusted diluted earnings per share for the first quarter decreased 33 percent to $0.36 compared to $0.54 in the prior year
•	Reported diluted earnings per share for the first quarter decreased 44 percent to $0.22 compared to $0.39 in the prior year
•	Operating cash flow for the quarter of $42 million compares to $65 million in the prior year
•	Company announces restructuring program which is expected to eliminate approximately 350 net positions and result in $30 million of annualized savings when complete
•	Financial guidance: Full year adjusted earnings per share are now expected to be $2.18 to $2.28; Full year reported revenue is now expected to decline 2 to 4 percent on a constant currency basis

BATESVILLE, Ind., January 23, 2014 /PRNewswire/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal first quarter ended December 31, 2013 and updated its 2014 financial outlook.  Adjusted earnings per diluted share decreased to $0.36 from $0.54 in the prior year.  Reported earnings per diluted share decreased to $0.22 from $0.39 in the prior year.   Adjustments to reported earnings and EBITDA are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue was $393 million, an 8 percent decrease compared to last year on a reported basis and a 9 percent decrease on a constant currency basis.  Domestic revenue was $249 million, down 9 percent, while revenue outside the United States decreased 7 percent to $144 million.

Management Comments

“This quarter demonstrates the inherent volatility and current challenges in our capital equipment markets.  We are clearly disappointed by our weaker than expected results.  However, we remain committed to driving long-term margin improvement through aggressive management of our operating cost structure, as demonstrated by the restructuring actions we announced today,” said John Greisch, Hill-Rom President and Chief Executive Officer.  “At the same time, we will pursue improvements to our portfolio, in a manner consistent with our disciplined capital allocation framework, in order to continue to deliver value to our customers and shareholders.”

First Quarter Financial and Operational Results

-- Revenue:

-- North America.  North America revenue declined 12 percent to $206 million.  Capital revenue decreased 14 percent.  Rental revenue declined 8 percent.

-- International.  International segment revenue decreased 8 percent to $125 million (10 percent on a constant currency basis) on lower revenue in the Middle East and Latin America.  Capital revenue decreased 9 percent while rental revenue increased 7 percent.

-- Surgical/Respiratory Care.  Surgical/Respiratory Care revenue increased 7 percent to $63 million, due to strong results in our surgical businesses.

--	Operating cash flow for the quarter was $42 million, compared to $65 million in the prior year.

--	Adjusted EBITDA for the quarter was $54 million, compared to $75 million in the prior year.

--	Share repurchases for the quarter amounted to approximately $42 million.

--
During the quarter, the Company launched the Centuris™ bed system targeted at emerging and developing markets around the world.  The Centuris bed system incorporates essential features for both patient care and caregiver support while maintaining compliance to the latest international safety standards.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013.

Restructuring Program

In line with its efforts to improve long-term operating margins and further rationalize its cost structure, Hill-Rom is implementing a comprehensive restructuring program that will include:

•	Reduction of European manufacturing capacity, with the planned closure of one facility and downsizing of capacity throughout its remaining European manufacturing network;

•	Streamlining operations in the United States and Europe, including establishing a shared services center in Europe;

These actions will result in the elimination of approximately 350 net positions in the United States and Europe, representing approximately 5 percent of Hill-Rom’s global work force.

The Company anticipates substantially completing the domestic portion of the restructuring during the second quarter of 2014. The European restructuring is expected to be completed over the next two years.

When all actions are complete, savings are expected to be approximately $30 million on an annual basis.  Savings in 2014 are expected to exceed $8 million, excluding restructuring charges. Restructuring charges associated with completing all actions are expected to be approximately $50 million, with $15 to $20 million to be incurred in the second quarter of 2014.  Remaining charges will be incurred throughout the restructuring period.

Financial Guidance Summary

The Company is updating financial guidance as follows:

Revenue:  Hill-Rom now expects a full year 2014 revenue decline of approximately 2 to 4 percent and second quarter revenue also to decline 2 to 4 percent compared to the prior year (constant currency).

Adjusted Earnings per Diluted Share:  Full year adjusted earnings per diluted share are now expected to be $2.18 to $2.28, which exclude approximately $0.31 of acquisition-related intangible amortization expense.   For comparison, full year 2013 adjusted earnings per diluted share, excluding $0.29 of acquisition-related intangible amortization expense, would have been $2.38. 2014 earnings guidance excludes an approximate $0.03 per share benefit associated with the R&D Tax Credit, which was not reinstated for 2014. This benefit was included in the company’s previous 2014 guidance.

Second quarter adjusted earnings per diluted share are expected to be $0.50 to $0.53, which exclude approximately $0.08 of acquisition-related intangible amortization expense.  For comparison, second quarter 2013 adjusted earnings per diluted share, excluding $0.07 of acquisition-related intangible amortization expense would have been $0.56.

Cash Flow:  Cash flow from operations for the full year is expected to be approximately $250 to $260 million, excluding any cash outflow related to the restructuring program announced today.

Adjusted EBITDA:  Adjusted EBITDA for the full year is now expected to be approximately $280 to $290 million.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  In addition, we are providing adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for the same reason.  These measures exclude strategic developments, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions.  This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures that have historically included this expense.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast today at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://www.media-server.com/m/p/2u7uz4wi. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 26989113. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through January 29, 2014, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 26989113. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarter Ended December 31

	2013	2012
Net revenue
Capital sales	$295.5	$324.4
Rental revenue	97.9	104.0
Total revenue	393.4	428.4
Cost of revenue
Cost of goods sold	171.2	188.9
Rental expenses	45.4	48.1
Total cost of revenue	216.6	237.0
Gross profit
Capital	124.3	135.5
Rental	52.5	55.9
Total gross profit	176.8	191.4
As a percentage of sales	44.9%	44.7%

Research and development expenses	16.4	17.2
Selling and administrative expenses	138.0	136.1
Litigation charge	-	1.0
Special charges	1.0	-

Operating profit	21.4	37.1

Other income/(expense), net	(2.0)	(1.8)

Income tax expense	6.2	11.3

Net income	$13.2	$24.0

Diluted earnings per share:
Earnings per share	$0.22	$0.39

Average common shares outstanding - diluted (thousands)	59,142	61,106

Dividends per common share	$0.1375	$0.1250

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue - Constant Currency
(Dollars in millions)

	Quarter Ended December 31
	2013	Foreign Exchange	2013	2012	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$295.5	$2.3	$293.2	$324.4	-9.6%
Rental revenue	97.9	0.4	97.5	104.0	-6.3%
Total	$393.4	$2.7	$390.7	$428.4	-8.8%

North America	$205.5	$(0.6)	$206.1	$234.7	-12.2%
Surgical and Respiratory Care	63.3	-	63.3	59.0	7.3%
International	124.6	3.3	121.3	134.7	-9.9%
Total	$393.4	$2.7	$390.7	$428.4	-8.8%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended December 31, 2013			Quarterly Period Ended December 31, 2012
	Income Before Income Taxes	Income Tax Expense	Diluted EPS*	Income Before Income Taxes	Income Tax Expense	Diluted EPS*

GAAP Earnings	$19.4	$6.2	$0.22	$35.3	$11.3	$0.39
Adjustments:
Acquisition and integration costs	1.9	0.6	0.02	3.5	1.2	0.04
Acquisition-related intangible asset amortization	6.9	2.2	0.08	7.2	2.5	0.08
Field corrective actions	1.2	0.4	0.01	2.5	0.9	0.03
FDA remediation expenses	0.9	0.4	0.01	-	-	-
Litigation charge	-	-	-	1.0	0.4	0.01
Special charges	1.0	0.4	0.01	-	-	-

Adjusted Earnings	$31.3	$10.2	$0.36	$49.5	$16.3	$0.54

* Does not add due to rounding.

	Reconciliation: Adjusted EBITDA
	(Dollars in millions)

	Quarter Ended December 31
	2013	2012

Adjusted income before income taxes	$31.3	$49.5
Add back:
Other expense	2.0	1.8
Depreciation and amortization	20.9	23.9
Adjusted EBITDA	$54.2	$75.2

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2013	September 30, 2013
Assets
Current Assets
Cash and cash equivalents	$117.6	$127.4
Trade accounts receivable, net of allowances	326.1	361.8
Inventories, net	120.6	118.3
Other current assets	79.1	80.5
Total current assets	643.4	688.0

Property, plant and equipment, net	233.2	234.3
Goodwill	341.5	342.8
Other assets	309.3	321.7

Total Assets	$1,527.4	$1,586.8

Liabilities
Current Liabilities
Trade accounts payable	$71.2	$80.8
Short-term borrowings	89.6	81.2
Other current liabilities	155.2	183.4
Total current liabilities	316.0	345.4

Long-term debt	222.4	225.8
Other long-term liabilities	150.6	156.9

Total Liabilities	689.0	728.1

Shareholders' Equity	838.4	858.7

Total Liabilities and Shareholders' Equity	$1,527.4	$1,586.8

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Quarterly Period Ended December 31

	2013	2012
Operating Activities
Net income	$13.2	$24.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	16.9	19.1
Amortization	4.0	4.8
Acquisition-related intangible asset amortization	6.9	7.2
Provision for deferred income taxes	(6.6)	(4.4)
Loss (gain) on disposal of property, equipment leased to others,
intangible assets and impairments	(0.2)	0.3
Stock compensation	3.6	3.3
Excess tax benefits from employee stock plans	0.8	(0.1)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	35.5	19.5
Inventories	(2.3)	4.2
Other current assets	3.0	(4.7)
Trade accounts payable	(9.6)	(2.5)
Accrued expenses and other liabilities	(26.6)	(7.9)
Other, net	3.7	2.0
Net cash provided by operating activities	42.3	64.8

Investing Activities
Capital expenditures and purchases of intangibles	(16.8)	(16.5)
Proceeds on sale of property and equipment leased to others	0.5	2.9
Refund (payment) on acquisition of businesses, net of cash acquired	3.3	(0.2)
Net cash used in investing activities	(13.0)	(13.8)

Financing Activities
Net change in short-term debt	(0.1)	-
Borrowings on revolving credit facility	7.0	-
Proceeds from long-term debt	0.6	-
Payment of long-term debt	(2.5)	(2.8)
Purchase of noncontrolling interest	(0.7)	(0.7)
Payment of cash dividends	(7.9)	(7.5)
Proceeds on exercise of stock options	6.5	2.5
Proceeds from stock issuance	0.7	0.7
Excess tax benefits from employee stock plans	(0.8)	0.1
Treasury stock acquired	(42.1)	(20.4)
Net cash used in financing activities	(39.3)	(28.1)

Effect of exchange rate changes on cash	0.2	0.4

Net Cash Flows	(9.8)	23.3

Cash and Cash Equivalents:
At beginning of period	127.4	84.3
At end of period	$117.6	$107.6